Exhibit 99.1
                                  ------------
AB


                                  NEWS RELEASE



For release:  Immediate
Contact: James M. DeAngelis - (212) 308-5800


Commodore Applied Technologies, Inc.
        o   Announces Safety Record Milestone
                o  Receives Safety Award Recognition from Bechtel Jacobs
        o   Announces Progress on EDAM Contract
        o   Competes for Waste Treatment Demonstration Contracts at Savannah
            River


         NEW YORK, NY - December 14, 2005 - Commodore Applied Technologies, Inc. (OTCBB: CXIA), today announced that its wholly owned engineering services subsidiary, Commodore Advanced Sciences, Inc. (CASI), the lead small business member of the Commodore Advanced Sciences Team (CAST), which also includes team members Science Applications International, Inc. (SAIC), and RCS Corporation
(RCS), has received special recognition from Bechtel Jacobs for compiling a multi-year safety record for on job performance without an accident or work loss safety related incident on the environmental sampling and data management contract (EDAM).

         CAST received special recognition of its exemplary safety record on December 8, 2005 in the form of a safety breakfast sponsored by Bechtel Jacobs. This recognition was awarded to CAST team members for operating the entire year (FY-05) on EDAM without a safety incident. Bechtel Jacobs, represented by several of its EDAM managers and staff members, presented CAST with a safety banner to commemorate this achievement.


                                    - more -

                                                    CXIA Announces Safety Record
                                                               December 14, 2005
                                                                          Page 2


         Chairman and CEO Shelby T. Brewer stated: "CAST has currently worked for approximately 90,000 man hours (408 days) on EDAM without any safety incidents, not even the first band-aid. This is very special because of the type of work we perform involving field work at remote locations, and extensive driving to get to them."

         Mr. Bob James, Bechtel Jacobs' Manager of Environmental Services for EDAM stated: "That with such a diverse scope, performed in remote areas, and personnel traversing over rough terrain this accomplishment was truly a remarkable feat". Mr. Brewer concluded: "I wish to thank Bechtel Jacobs for their environmental safety and health support as well as their involvement with the CAST team. We value our relationship with Bechtel Jacobs and view them as a fully integrated team member".

Commodore's EDAM Contract Progress

         Mr. Brewer announced that the on-going operations on EDAM are yielding better than forecasted financial results for the Company. Mr. Brewer stated:
"Our staff at Oak Ridge, under Project Manager Walt Foutz, is performing very well and we are instituting an employee retention program including a new 401K plan and incentive bonuses to EDAM employees. In 40 years of experience in this industry, I have never seen such a dedicated, effective and motivated crew as Commodore has in Oak Ridge."

                                     - more-

                                                    CXIA Announces Safety Record
                                                               December 14, 2005
                                                                          Page 3

Commodore Competes for DOE for Waste Treatment Demonstration Contracts

         Mr. Brewer continued: "The Department of Energy (DOE) continues to show that it is serious about awarding more business to small businesses like Commodore. The Company has recently submitted two proposals for the demonstration of our proprietary SET technology for the treatment of mixed wastes and the separation of heavy metals to DOE officials at Savannah River in South Carolina. The Company would use these demonstrations projects to further market our capabilities to the DOE complex for the economical and safe treatment of complex waste streams at several legacy sites."

Commodore Applied Technologies, Inc. is a diverse technical solutions company focused on high-end environmental markets. The Commodore family of companies includes subsidiaries Commodore Solution Technologies and Commodore Advanced Sciences. The Commodore companies provide technical engineering services and patented remediation technologies designed to treat hazardous waste from nuclear and chemical sources. More information is available on the Commodore web site at www.commodore.com.

This Press Release contains forward-looking statements that are based on our current expectations, beliefs and assumptions about the industry and markets in which Commodore Applied Technologies, Inc. and its subsidiaries operate. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause Commodore's actual results to be materially different from any future results expressed or implied by these statements. Actual results may differ materially from what is expressed in these statements, and no assurance can be given that Commodore can successfully implement its core business strategy and improve future earnings.

The factors that may cause Commodore's actual results to differ from its forward-looking statements include: Commodore's current critical need for additional cash to sustain existing operations and meet ongoing existing obligations and capital requirements; Commodore's ability to implement its commercial waste processing operations, including obtaining commercial waste processing contracts and processing waste under such contracts in a timely and cost-effective manner; the timing and award of contracts by the U.S. Department of Energy for the clean-up of waste sites administered by it; the acceptance and implementation of Commodore's waste treatment technologies in the government and commercial sectors; and other large technical support services projects. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Commodore's SEC filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K.

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